OPTICAL CORPORATION OF AMERICA

                           SUBORDINATED NOTE DUE 1999


No. Sub-1
$1,500,000                                                          May 28, 1992

         For value received, Optical Corporation of America, a Massachusetts corporation (the "Company"), hereby promises to pay to Massachusetts Capital Resource Company or registered assigns (hereinafter referred to as the "Payee"), on or before June 30, 1999, the principal sum of One Million Five Hundred Thousand Dollars ($1,500,000) or such part thereof as then remains unpaid, to pay interest from the date hereof on the whole amount of said principal sum remaining from time to time unpaid at the rate of eleven percent (11%) per annum, such interest to be payable quarterly on the last day of March, June, September and December in each year, the first such payment to be due and payable on June 30, 1992, until the whole amount of the principal hereof remaining unpaid shall become due and payable, and to pay interest at the rate of sixteen percent (16%) (so far as the same may be legally enforceable) on all overdue principal (including any overdue required redemption), premium and interest. Principal, premium, if any, and interest shall be payable in lawful money of the United States of America, in immediately available funds, at the principal office of the Payee or at such other place as the legal holder may designate from time to time in writing to the Company. Interest shall be computed on the basis of a 360-day year and a 30-day month.

         This Note is issued pursuant to and is entitled to the benefits of a certain Subordinated Note and Warrant Purchase Agreement, dated as of May 28, 1992, between the Company and Massachusetts Capital Resource Company (as the same may be amended from time to time, hereinafter referred to as the "Agreement"), and each holder of this Note, by his acceptance hereof, agrees to be bound by the provisions of the Agreement, including, without limitation, that
(i) this Note is subject to prepayment, in whole or in part, as specified in said Agreement, (ii) the principal of, and premium and interest on, this Note is subordinated to Senior Debt, as defined in the Agreement and (iii) in case of an Event of Default, as defined in the Agreement, the principal of this Note may become or may be declared due and payable in the manner and with the effect provided in the Agreement.

         As further provided in the Agreement, upon surrender of this Note for transfer or exchange, a new Note or new Notes of the same tenor dated the date to which interest has been paid on the surrender Note and in an aggregate principal amount equal to the unpaid principal amount of the Note so surrendered will be issued to, and registered in the name of, the transferee or transferees.


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                                      - 2 -

The Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes.

         In case any payment herein provided for shall not be paid when due, the Company promises to pay all cost of collection, including all reasonable attorney's fees.

         This Note shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts and shall have the effect of a sealed instrument.

         The Company and all endorsers and guarantors of this Note hereby waive presentment, demand, notice of nonpayment, protest and all other demands and notices in connection with the delivery, acceptance, performance or enforcement of this Note.

                                          OPTICAL CORPORATION OF AMERICA

                                          By  /s/ DONALD A. JOHNSON
                                          --------------------------------------
                                          Donald A. Johnson, Chairman and
                                               Chief Executive Officer

Attest

By /s/ PAMELA M. OWEN
  ----------------------------
       Assistant Clerk